UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2020 (March 10, 2020)

G1 THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38096	26-3648180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	700 Park Offices Drive Suite 200 Research Triangle Park, NC	27709
	(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (919) 213-9835

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.0001 par value	GTHX	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

On March 12, 2020, the Board of Directors (the “Board”) of G1 Therapeutics, Inc. (the “Company”), following the recommendation of the Nominating and Governance Committee of the Board appointed John (Jack) Bailey Jr. as an independent director to the Board to serve immediately as a Class I Director with a term expiring at the Company’s 2021 annual meeting of stockholders.

Mr. Bailey has nearly thirty years of commercial pharmaceutical experience. He led the US and Puerto Rico therapeutic divisions of respiratory, vaccines, immunology/rare disease, and oncology at GlaxoSmithKline in the role of President since February 2015. Earlier in his career, Mr. Bailey held various leadership positions at Eli Lilly and Company, including as Senior Vice President of the Account-Based Markets Division. He also currently serves on the board of directors of Emergo Therapeutics, Inc. and is a past member of the board of directors of PhRMA, the pharmaceutical industry trade association. Mr. Bailey holds an MBA from the University of North Carolina at Chapel Hill and earned his B.S. in Biology at Hobart College, Geneva, New York.

In connection with Mr. Bailey’s election to the Board, and pursuant to the Company’s Non-Employee Director Compensation Policy (the “Director Compensation Policy”), the Board granted to Mr. Bailey a non-statutory stock option to purchase up to 40,000 shares of the Company’s common stock. The stock option will have an exercise price per share of $12.00, the closing price of the Company’s common stock on The Nasdaq Global Select Market on the date of grant. The stock option will vest in equal monthly installments through the third anniversary of the date of grant, subject to Mr. Bailey’s continued service as a director.

In addition, Mr. Bailey is entitled to receive an annual cash retainer of $40,000 for his service as a non-employee director of the Company pursuant to the Director Compensation Policy, prorated for the portion of the year that Mr. Bailey serves as a director.

Also in connection with Mr. Bailey’s election to the Board, Mr. Bailey and the Company will enter into an indemnification agreement in the form the Company has entered into with its other non-employee directors, which form is filed as Exhibit 10.1 to the Company’s Amendment No. 2 to its Registration Statement on Form S-1 (File No. 333-217285) filed by the Company on May 8, 2017. Under this agreement, the Company will agree, among other things, to indemnify Mr. Bailey for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of the Company’s directors.

There are no arrangements or understandings between Mr. Bailey and any other person pursuant to which Mr. Bailey was appointed as a director. There are no transactions to which the Company is a party and in which Mr. Bailey has a material interest that are required to be disclosed under Item 404(a) of Regulation S-K. Mr. Bailey has not previously held any positions with the Company and has no family relations with any directors or executive officers of the Company.

Departure of Executive Officer

On March 10, 2020, the Company and John Demaree mutually agreed to separate as Mr. Demaree left his post as Chief Commercial Officer to pursue other opportunities.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated March 12, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

G1 THERAPEUTICS, INC.

By:	/s/ James Stillman Hanson
James Stillman Hanson
General Counsel

Date: March 13, 2020